                                              AMENDMENT NO. 4 TO THE
                                   AMENDED AND RESTATED DECLARATION OF TRUST OF
                                         OPPENHEIMER CHAMPION INCOME FUND

                                    Establishment and Designation of Classes of
                                    Shares of Beneficial Interest of the Trust

     This  Amendment  Number 4 is made as of June 16,  2006 to the  Amended  and
Restated Declaration of Trust of Oppenheimer Champion Income Fund (the "Trust"),
dated as of October 24, 2000, by the duly authorized  individual  executing this
Amendment on behalf of the Trustees of the Trust.

     WHEREAS,  the Trustees  established  Oppenheimer  Champion Income Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of
Trust dated June 2, 1998,  as amended  and  restated as of October 24, 2000 (the
"Declaration of Trust");

     WHEREAS, the Trustees,  acting pursuant to part 1(b) of ARTICLE FOURTH, and part 12 of ARTICLE NINTH  amended the  Declaration  of Trust,  as of January 25,
2002, April 16, 2002 and August 27, 2002;

     WHEREAS,  the Trustees,  pursuant to parts 1, 2 and 3 of Article FOURTH, of the  Declaration of Trust,  as amended,  have determined that it is advisable to establish and designate an additional class of Shares of the Fund;

     NOW, THEREFORE,  pursuant to parts 1, 2 and 3 of Article FOURTH and part 12 of Article NINTH, of the  Declaration of Trust,  as amended,  the Declaration of
Trust is further amended as follows:

     Article FOURTH part 3 of the Declaration of Trust,  as amended,  is further amended by deleting the first paragraph of said part 3 and replacing it with the following paragraph:

     "3. Without limiting the authority of the Trustees set forth in parts 1 and
2 of this  Article  FOURTH to  establish  and  designate  any further  Series or
Classes, the Trustees hereby establish one Series of Shares having the same name as the Trust,  and said Shares  shall be divided  into five (5)  Classes,  which shall be designated  Class A, Class B, Class C, Class N and Class Y. In addition to the rights and preferences  described in parts 1 and 2 of this Article FOURTH with respect to Series and Classes,  the Series and Classes  established  hereby shall have the relative rights and preferences  described in this part 3 of this
Article  FOURTH.  The Shares of any Series or Classes that may from time to time be  established  and  designated  by the  Trustees  shall  (unless the  Trustees otherwise  determine  with respect to some further Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:"

     IN WITNESS  WHEREOF,  the  undersigned  has signed this  instrument and has caused it to be lodged among the records of the Fund on June 16, 2006.

                                               Oppenheimer Champion Income Fund

                                               /s/ Phillip S. Gillespie

                                               Phillip S. Gillespie,
                                               Assistant Secretary

     The  Declaration of Trust  establishing  Oppenheimer  Champion Income Fund, dated June 2, 1998,  as amended  and  restated as of October  24,  2000,  and as subsequently amended and as amended thereafter,  a copy of which,  together with all  amendments  thereto,  is on  file in the  office  of the  Secretary  of the
Commonwealth  of  Massachusetts,  provides that the name  "Oppenheimer  Champion
Income Fund" refers to the Trustees under the Declaration of Trust  collectively as Trustees, but not as individuals or personally; and no Trustee,  shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private  property for the  satisfaction  of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.